Exhibit 10.1

EXECUTION VERSION

ZEBRA TECHNOLOGIES CORPORATION

as Grantor

U.S. BANK NATIONAL ASSOCIATION

as Trustee, Escrow Agent and Securities Intermediary

ESCROW AND SECURITY AGREEMENT

October 15, 2014

THIS ESCROW AND SECURITY AGREEMENT (this “Agreement”) is made on October 15, 2014, among Zebra Technologies Corporation, a Delaware corporation (the “Grantor”); U.S. BANK NATIONAL ASSOCIATION, in its capacity as trustee under the Indenture (the “Trustee”); and U.S. BANK NATIONAL ASSOCIATION, as escrow agent and as securities intermediary (together with its successors and assigns, the “Escrow Agent”) (each, a “Party” and, together, the “Parties”).

WHEREAS, pursuant to the Indenture (the “Indenture”), dated as of the date hereof, between the Grantor and the Trustee, the Grantor is issuing $1,050,000,000 in aggregate principal amount of 7.25% Senior Notes due 2022 (the “Notes”) in a private placement (the “Offering”). The Notes are being initially sold pursuant to that certain Purchase Agreement, dated September 30, 2014 (the “Purchase Agreement”), between the Grantor and Morgan Stanley & Co. LLC, on behalf of itself and the other initial purchasers named therein (the “Initial Purchasers”), and in connection with the Offering, the Grantor prepared an offering memorandum, dated October 1, 2014 (the “Offering Memorandum”); and

WHEREAS, the Grantor intends to use the proceeds of the Offering to partially fund the proposed acquisition (the “Acquisition”) by the Grantor of the enterprise business of Motorola Solutions, Inc., pursuant to the Master Acquisition Agreement, as further described in the Offering Memorandum; and

WHEREAS, concurrently with the issuance of the Notes, the Initial Purchasers, on behalf of the Grantor, have deposited, or have caused to be deposited, with the Escrow Agent $1,031,625,000.00 by wire transfer of immediately available funds pursuant to the wire instructions specified in Schedule A representing the gross proceeds due to the Grantor from its sale of the Notes (the “Notes Proceeds”), in the Escrow Account (as defined below) to be held by the Escrow Agent for the benefit of the holders of the Notes; and

WHEREAS, concurrently with the issuance of the Notes, the Grantor has deposited $22,604,166.67 (the “Grantor Initial Deposit”), representing the amount of cash that, when taken together with the Notes Proceeds, will be sufficient to fund the redemption of all of the Notes at the Escrow Redemption Price on November 5, 2014, if a redemption were to occur on such day, in the Escrow Account to be held by the Escrow Agent for the benefit of the holders of the Notes; and

WHEREAS, the Grantor may from time to time be required to make Additional Deposits (as defined below) into the Escrow Account; and

WHEREAS, as security for its future obligation, if any, to redeem the Notes in accordance with Section 3.10 of the Indenture (the “Obligations”), the Grantor has agreed to (i) grant to the Trustee for the ratable benefit of the holders of the Notes a security interest in and lien upon the Escrowed Funds and the other Collateral (each as defined below) and (ii) execute this Agreement to secure the payment and performance by the Grantor of the Obligations; and

WHEREAS, the Escrow Agent has agreed to provide certain services to the Grantor as set out in this Agreement.

It is agreed as follows:

1.	DEFINITIONS

1.1	In this Agreement:

“Additional Deposit” shall have the meaning set forth in Section 6.1 of this Agreement.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Acquisition” shall have the meaning set forth in the recitals of this Agreement.

“Affiliate” shall have the meaning set forth in the Indenture.

“amended Outside Date” shall have the meaning set forth in Section 6.1 of this Agreement.

“authorized representative” shall have the meaning set forth in Section C of this Agreement.

“Business Day” shall have the meaning set forth in the Indenture.

“Collateral” shall have the meaning set forth in Section 4.1 of this Agreement.

“Collateral Investment” shall have the meaning set forth in Section 5.1 of this Agreement.

“Effective Resignation Date” shall have the meaning set forth in Section 13.2 of this Agreement.

“Escrow Agent” shall have the meaning set forth in the preamble of this Agreement.

“Escrow Account” means a single account established and maintained by the Escrow Agent in the name “Zebra Technologies Corporation Escrow,” which account shall at all times be under the control (within the meaning of Section 8-106 of the UCC) of the Trustee and subject to the terms and conditions of this Agreement.

“Escrowed Funds” means the Notes Proceeds, the Grantor Initial Deposit, each Additional Deposit, if any, and all investments (including securities entitlements) thereof made hereunder, plus all interest, dividends and other distributions and payments thereon received or receivable by the Escrow Agent from time to time less any property distributed and/or disbursed in accordance with this Agreement, together with the proceeds of any of the foregoing.

“Escrow Redemption Date” shall have the meaning set forth in the Indenture.

“Escrow Redemption Price” shall have the meaning set forth in the Indenture.

“Grantor” shall have the meaning set forth in the preamble of this Agreement.

“Grantor Initial Deposit” shall have the meaning set forth in the recitals of this Agreement.

“Indenture” shall have the meaning set forth in the recitals of this Agreement.

“Initial Purchasers” shall have the meaning set forth in the recitals of this Agreement.

“Liability” means any loss, damage, cost, charge, claim, demand, expense, penalty, judgment, demand, action, proceeding or other liability whatsoever (including, without limitation, in respect of taxes, duties, levies, imposts and other charges) and including any value added tax or similar tax charged or chargeable in respect thereof and legal fees and expenses on a full indemnity basis.

“Master Acquisition Agreement” shall have the meaning set forth in the Indenture.

“Notes” shall have the meaning set forth in the recitals of this Agreement.

“Notes Proceeds” shall have the meaning set forth in the recitals of this Agreement.

“Obligations” shall have the meaning set forth in the recitals of this Agreement.

“Offering” shall have the meaning set forth in the recitals of this Agreement.

“Offering Memorandum” shall have the meaning set forth in the recitals of this Agreement.

“original Outside Date” shall have the meaning set forth in Section 6.1 of this Agreement.

“Outside Date” shall have the meaning set forth in Section 7.2 of this Agreement.

“Party” shall have the meaning set forth in the preamble of this Agreement.

“Person” means any individual, corporation, company (including a limited liability company), partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Purchase Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Relevant Date” means, with respect to an investment of Escrowed Funds on any date pursuant to Section 5.1 of this Agreement, (i) if such date occurs prior to October 31, 2014, October 31, 2014, (ii) if such date occurs in any subsequent month, the last day of the month immediately succeeding such subsequent month, (iii) if such date occurs in March 2015, the Outside Date as in effect on the date of this Agreement, or (iv) if such date occurs in a month immediately preceding a month in which any amended Outside Date will occur, then such amended Outside Date.

“Special Mandatory Redemption Event” shall have the meaning set forth in Section 7.3 of this Agreement.

“Successor” means any successor or assign of the Grantor.

“Temporary Cash Investments” means any of the following: (a) cash; (b) money market funds registered under the federal Investment Company Act of 1940, as amended, whose shares are registered under the Securities Act, and rated “AAAm” or “AAAm-G” by

S&P and “Aaa” if rated by Moody’s, including any mutual fund for which the securities intermediary or its affiliate serves as investment manager, administrator, shareholder servicing agent, and/or custodian; (c) Government Securities maturing no later than the Relevant Date; and (d) U.S. dollar denominated deposit accounts with domestic national or commercial banks, including the securities intermediary or an affiliate of the securities intermediary, that have short term issuer rating on the date of purchase of “A-1+” or “A-1” by S&P or “Prime-1” or better by Moody’s and maturing no later than the Relevant Date.

“Trustee” shall have the meaning set forth in the preamble of this Agreement.

“Voting Stock” means securities of any class or classes of a person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing equivalent functions).

1.2	Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Indenture. Unless otherwise defined herein or in the Indenture, terms defined in Articles 8 or 9 of the Uniform Commercial Code as in effect in the state of New York (the “UCC”) are used herein as therein defined.

2.	APPOINTMENT

The Grantor hereby appoints the Escrow Agent as escrow agent and securities intermediary for the purposes in accordance with the terms and conditions set out in this Agreement and the Escrow Agent hereby accepts such appointment on the terms and conditions set out in this Agreement.

3.	ESCROWED FUNDS; ESCROW ACCOUNT

3.1	The Escrow Agent shall hold the Escrowed Funds and, subject to the terms and conditions hereof, shall invest and reinvest the Escrowed Funds as directed in accordance with Section 5.

3.2	The Escrow Agent shall establish and maintain the Escrow Account herein provided for in accordance with the terms of this Agreement.

4.	COLLATERAL AND SECURITY INTEREST

4.1

The Grantor hereby pledges to the Trustee for its benefit and for the ratable benefit of the holders of the Notes and hereby grants to the Trustee for its benefit and for the ratable benefit of the holders of the Notes a continuing first priority security interest in, and a lien on, all of the Grantor’s right, title and interest in, to and under the following (hereinafter collectively referred to as the “Collateral”), whether characterized as investment property, certificated securities, uncertificated securities, general intangibles or otherwise: (a) the Escrow Account and all financial assets credited to the Escrow Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the Escrow Account, (b) all Collateral Investments (as hereinafter defined) and all certificates and instruments, if any, representing or evidencing the Collateral Investments, and any and all security entitlements to the Collateral Investments, and any and all related securities accounts in which security entitlements to the Collateral Investments are carried, (c) all cash, notes, deposit accounts, checks and other instruments, if any, from time to time hereafter delivered to or otherwise possessed by the Escrow Agent for or on behalf of the Grantor in substitution for or in addition to any or all of the then existing Collateral, (d) all of Grantor’s rights under this Agreement and (e) all proceeds of and other distributions on or with respect to any and all of the foregoing Collateral (including, without limitation, all dividends, interest, principal payments, cash, options, warrants, rights, investments, subscriptions and other property or proceeds, including proceeds that constitute property of the types described in clauses (a) through (d) of this Section 4.1). The Escrow Agent (in its capacity as a securities intermediary) hereby agrees that it will comply with written entitlement orders or instructions originated by the Trustee without further consent by the Grantor (in its capacity as a debtor/entitlement holder), it being acknowledged and agreed that so long as the Escrow Agent has not received notice from the Trustee that an Event of Default exists, the Escrow Agent shall honor entitlement orders issued by the Grantor in accordance with Section 5 or 7 hereof.

4.2	The pledge, security interest and lien granted by the Grantor pursuant to Section 4.1 above secures the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations.

4.3	All certificates or instruments representing or evidencing the Collateral, including, without limitation, amounts invested as provided in Section 5 hereof, shall be delivered to and held by the Escrow Agent pursuant to the terms hereof and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance sufficient for the Trustee to have control over such Collateral, or shall be credited to the Escrow Account that shall be maintained as a securities account by the Escrow Agent.

4.4	The Escrow Agent hereby agrees that all property delivered to the Escrow Agent for crediting to the Escrow Account will be promptly credited to the Escrow Account by the Escrow Agent. The Escrow Agent represents and warrants that it has not entered into, and agrees that it will not enter into, any control agreement or any other agreement relating to the Escrow Account with any other third party except for this Agreement.

4.5	Except as otherwise provided by Section 7 hereof:

(a)	So long as the Obligations remain unpaid, the Grantor will maintain the Escrow Account with the Escrow Agent.

(b)	It shall be a term and condition of the Escrow Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Escrow Account, that no amount (including interest on Collateral Investments) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Grantor or any other Person from the Escrow Account.

(c)	The Escrow Account shall be established and maintained as a securities account (as defined in Section 8-501 of the UCC).

(d)	The Escrow Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

4.6	The Grantor will, promptly upon request by Trustee or the Escrow Agent, (i) execute and deliver or cause to be executed and delivered, or use its reasonable best efforts to procure and deliver to the Escrow Agent, all assignments, instruments and other documents and (ii) take any other actions that are reasonably necessary to perfect, continue the perfection of, or protect the first priority of the Trustee’s security interest in and to the Collateral, to protect the Collateral against the rights, claims, or interests of third persons (other than any such rights, claims or interests created by or arising through the Escrow Agent for the benefit of the Trustee) or to effect the purposes of this Agreement. The Grantor also hereby authorizes the Trustee to file any UCC financing or continuation statements that reasonably describe the Collateral in such jurisdictions and filing offices and containing such description of the Collateral as the Trustee may determine is reasonably necessary in order to perfect the security interest granted herein; provided that the foregoing authorization does not impose any obligation of the Trustee or Escrow Agent to maintain the security interest as provided herein on behalf of the Trustee. The Grantor will promptly pay all reasonable costs incurred in connection with any of the foregoing within 30 days of receipt of an invoice therefor. The Grantor also agrees, whether or not requested by the Trustee, to take all actions that are reasonably necessary to perfect, continue the perfection of, or to protect the first priority of, the Trustee’s security interest in and to the Collateral, including the filing of all necessary UCC financing and continuation statements, and to protect the Collateral against the rights, claims or interests of third persons (other than any such rights, claims or interests created by or arising through the Escrow Agent for the benefit of the Trustee).

5.	INVESTMENTS

5.1

The Escrow Agent shall cause the Escrowed Funds to be invested in the name of the Trustee in such Temporary Cash Investments (any such investment, a “Collateral Investment”) as the Grantor may specify from time to time. Unless the Escrow Agent receives written instruction from the Grantor to the contrary, the Collateral Investment shall initially be in investments described in Exhibit C hereto. During the term of this Agreement, the Grantor shall bear and retain sole responsibility for the selection of investments of the Escrowed Funds and all risks from such investments. In the absence of instructions from the Grantor, the applicable Escrowed Funds will remain uninvested with no liability for interest thereon. The Escrow Agent shall have no obligation to invest the Escrowed Funds if deposited with the Escrow Agent after 2:00 p.m. New York City time on the day of deposit. Instructions received after 2:00 p.m. New York City time will be treated as if received on the following Business Day, unless otherwise agreed by the Escrow Agent. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrowed Funds in accordance with the provisions hereof. Any interest or other income received in respect of such investment and reinvestment of the Escrowed Funds shall become part of the Escrowed Funds, and losses incurred in respect of such investment and reinvestment of the Escrowed Funds shall be reflected in the value of the Escrowed Funds from time to time. Notwithstanding the foregoing, the Escrow Agent shall be authorized to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrowed Funds pursuant to this Agreement. In no event shall the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder.

5.2	The Escrow Agent shall become the holder on behalf of the Trustee of the Collateral Investments (or applicable security entitlements thereto) through the following delivery procedures: (i) in the case of Collateral Investments that are uncertificated securities, registration of one of the following as owner of such uncertificated securities: (1) the Escrow Agent, (2) a Person designated by the Escrow Agent, or (3) a Person other than a securities intermediary or financial intermediary, that becomes the registered owner of such uncertificated securities on behalf of the Escrow Agent and acknowledges that it holds the same for the Escrow Agent; and (ii) in the case of Collateral Investments in the form of Temporary Cash Investments, the making of book entries by the securities intermediary (other than a clearing corporation) to whose account such Temporary Cash Investments have been credited on the books of a Federal Reserve Bank (or on the books of another such securities intermediary (other than a clearing corporation)) indicating that such Temporary Cash Investments have been credited to an account of the Escrow Agent, and the sending by such securities intermediary to the Escrow Agent of confirmation of such transfer to the Escrow Agent’s account, in each case, as applicable depending on the nature of the Temporary Cash Investment.

Prior to or concurrently with the execution and delivery of this Agreement and prior to the transfer to the Escrow Agent of Collateral Investments (or acquisition by the Escrow Agent of any security entitlement thereto) the Escrow Agent shall establish the Escrow Account on its books as an account segregated from all other custodial or collateral accounts. All Collateral Investments shall be credited to the Escrow Account, and the Escrow Agent hereby agrees to treat all property credited to the Escrow Account as a “financial asset” as defined in Section 8-102(a)(9) of the UCC. Subject to the other terms and conditions of this Agreement, all Collateral Investments held by the Escrow Agent pursuant to this Agreement shall be held in the Escrow Account subject (except as expressly provided in Sections 6.1 and 6.2 hereof) to the control (within the meaning of Sections 8-106 and 9-106 of the UCC) of the Trustee for the ratable benefit of the holders of the Notes and segregated from all other funds or other property otherwise held by the Escrow Agent.

6.	ADDITIONAL DEPOSITS BY GRANTOR

6.1

On the date that is three Business Days prior to the last calendar day of each month beginning with October 31, 2014 and ending on the last calendar day of the last full calendar month prior to the Outside Date (in each case, unless the Escrow Release Date has occurred or the events in Section 7.3 have occurred), the Grantor will deposit (or cause to be deposited) (each, an “Additional Deposit”) into the Escrow Account an amount of cash equal to one month of interest on the Notes (or, to the extent the Outside Date will occur prior to a calendar month end, with respect to the deposit three Business Days prior to the calendar month end immediately preceding the calendar month containing such Outside Date, an amount of cash equal to the interest on the Notes that will accrue to, but excluding, three Business Days after such Outside Date). Monthly interest will be calculated on the basis of a 360-day year comprised of twelve 30-day months. If the Master Acquisition Agreement is amended to extend the Outside Date then in effect (the “original Outside Date”) to a later date (the “amended Outside Date”) at a time when the Grantor has already deposited into the Escrow Account an amount of cash equal to the interest on the Notes that will accrue to, but excluding, the third Business Day after the original Outside Date, then, at the time of such amendment, the Grantor shall deposit into the Escrow Account an amount of cash equal to the interest on the Notes that will accrue to, but excluding, the earlier of (i) the third Business Day of the calendar month immediately following the calendar month containing the original Outside Date and (ii) the third Business Day after such amended Outside Date.

7.	RELEASE OF ESCROWED FUNDS

7.1	The Escrow Agent is directed to hold and distribute the Escrowed Funds in the following manner and will release the Escrowed Funds only in the cases specifically provided for in this Section 7.

7.2	If the Escrow Agent receives, at any time on or prior to 5:00 p.m., New York City time, on April 13, 2015 (as such date may be amended pursuant to the terms of the Master Acquisition Agreement, the “Outside Date”), a certificate in substantially the form attached hereto as Exhibit A (the “Escrow Release Officer’s Certificate”) executed by an authorized representative of the Grantor and containing the certifications described therein, the Escrow Agent shall, (i) if such certificate is received after 10:00 a.m., New York City time, on the next Business Day following receipt by the Escrow Agent of such certificate or the date specified in such certificate, if later (and, if such date is not a Business Day, the first Business Day after such date) or (ii) if such certificate is received at or before 10:00 a.m., New York City time, on the same Business Day as the date of receipt by the Escrow Agent of such certificate, or on the date specified in such certificate (and, if such date is not a Business Day, the first Business Day after such date) liquidate all investments of Escrowed Funds then held by it (subject to Section 19 hereof) and disburse from the Escrow Account to such Person(s) or account(s) as specified in such certificate, all Escrowed Funds held in the Escrow Account. Any certificate delivered to the Escrow Agent pursuant to this Section 7.2 shall be simultaneously delivered to the Trustee; provided that failure to so deliver such certificate shall not invalidate or in any manner affect delivery of such certificate to the Escrow Agent.

7.3

Notwithstanding Section 7.2 of this Agreement, in the event that (i) the Escrow Agent and the Trustee shall not have received the Escrow Release Officer’s Certificate prior to 5:00 p.m. (New York City time) on the Outside Date, (ii) the Escrow Agent and the Trustee receive, at any time prior to 5:00 p.m. (New York City time) on the Outside Date, a certificate in substantially the form attached hereto as Exhibit B executed by an authorized representative of the Grantor certifying that (A) the Grantor will not pursue the consummation of the Acquisition; or (B) the Master Acquisition Agreement has been amended, modified or waived or any consent granted, in a manner that would be materially adverse to the holders of the Notes (as reasonably determined by the Grantor)

or the Master Acquisition Agreement has otherwise been terminated, or (iii) the Grantor fails to timely deposit (or cause to be timely deposited) an Additional Deposit as required by Section 6.1 of this Agreement on or prior to the third Business Day after the applicable deposit date, then, in each case, the Escrow Agent, without the requirement of notice to or action by the Grantor, the Escrow Agent or any other Person, shall notify the Grantor and the Trustee and, within one Business Day, liquidate all investments of Escrowed Funds then held by it (subject to Section 19 hereof) and release the Escrowed Funds to the Trustee (any such event being a “Special Mandatory Redemption Event”). On the Business Day following the Special Mandatory Redemption Event, the Grantor (or the Trustee upon the written request of and at the expense of the Grantor) shall deliver a notice of redemption, and the Notes shall be redeemed, in accordance with Section 3.10 of the Indenture. The Trustee will release to the Grantor any Escrowed Funds remaining after redemption of the Notes (including, for the avoidance of doubt, if the Escrow Redemption Date occurs prior to a deposit of additional cash into the Escrow Account pursuant to Section 6.1, any Escrowed Funds that would otherwise have represented accrued and unpaid interest) and payment of fees and expenses.

7.4	Unless the Escrow Release Date has occurred, the Trustee shall be entitled to use funds in the Escrow Account to pay the interest due on the Notes on the interest payment date occurring on April 15, 2015, provided that after giving effect thereto sufficient funds remain in the Escrow Account to pay the Escrow Redemption Price on the date that is three Business Days after the next calendar month end (or, if earlier, the Outside Date).

7.5	Notwithstanding anything in this Agreement to the contrary, if the Escrow Agent receives a written notice and instruction from the Trustee that the aggregate principal amount of, and accrued and unpaid interest on, the Notes has become immediately due and payable pursuant to Section 6.02 of the Indenture, then the Escrow Agent shall release all Escrowed Funds as follows:

(a)	first, to pay any amounts payable by the Grantor to the Escrow Agent hereunder that have not been paid;

(b)	second, to the Trustee for payment, on behalf of the Grantor, to the Holders of the Notes, an amount sufficient to pay such accelerated principal amount and accrued and unpaid interest, if any, thereon; and

(c)	third, to the Grantor or its designee or designees, any Escrowed Funds remaining after the above distributions;

7.6	If the Trustee is required to effect the redemption contemplated by Section 3.10 of the Indenture and Section 7.3 above and for any reason the amount of Escrowed Funds to be released from the Escrow Account is insufficient to pay the Escrow Redemption Price to redeem all of the outstanding Notes as provided in Section 3.10 of the Indenture, the Grantor agrees to pay to the Trustee, no less than one Business Day prior to the redemption date then contemplated by Section 3.10 of the Indenture, the amount of funds necessary to permit all outstanding Notes to be redeemed in accordance with the provisions of the Indenture.

7.7	Upon the release of any Escrowed Funds from the Escrow Account in accordance with the terms of this Agreement, the security interest evidenced by this Agreement in such released Escrowed Funds will automatically terminate without any further action and such security interest will be of no further force and effect. Such released Escrowed Funds will be delivered to the recipient free and clear of any and all liens, claims or encumbrances of any person, including, without limitation, the Escrow Agent, the Trustee and the holders of the Notes. The Escrow Agent and Trustee will take, and hereby authorize the Grantor to take, all steps necessary to terminate any UCC financing statements and will execute such other documents without recourse, representation or warranty of any kind as the Grantor may reasonably request in writing to evidence or confirm the termination of the security interest in such released Escrowed Funds.

7.8	The Escrow Agent shall not be required to liquidate any Collateral Investment in order to make any release hereunder unless (i) required to do so to effect any distribution pursuant to Section 7.2, 7.3, 7.4 and 7.5 hereof; or (ii) instructed to do so by written instructions executed by the Grantor.

7.9	Anything in this Agreement to the contrary notwithstanding, the Escrow Agent shall disburse Escrowed Funds as directed pursuant to (i) a final judgment of a court of competent jurisdiction (without further right of appeal) if such order is received by the Escrow Agent prior to receiving the written notice set forth in the following clause (ii); or (ii) a written notice executed by the Grantor.

7.10	Attached as Schedule C hereto and made a part hereof is a list of those persons initially entitled to give notices, instructions and other communications to the Trustee and/or the Escrow Agent on behalf of the Grantor hereunder (each such representative, an “authorized representative”). Schedule C may be amended from time to time by written notice from the Grantor to the Escrow Agent and the Trustee.

7.11	Upon request of the Grantor, (i) the Escrow Agent shall provide the Grantor the amount of fees and reasonable and documented out-of-pocket expenses due to the Escrow Agent pursuant to Section 10 hereof and other amounts owed to the Escrow Agent pursuant to Section 8.3 and Section 9.4 hereof as of the date of such request; and (ii) the Trustee shall provide the Grantor the amount of fees, reasonable out-of-pocket expenses of the Trustee, indemnities and other amounts owed to the Trustee under the Indenture as of the date of such request.

8.	INCOME TAX ALLOCATION AND REPORTING

8.1	The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrowed Funds shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by the Grantor, whether or not such income was disbursed during such calendar year.

8.2	On the date hereof, the Grantor shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9, W-8BEN, W-8CE, W-8ECI, W-8EXP, or W-8IMY and such other related forms and documents that the Escrow Agent may request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrowed Funds.

8.3	To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrowed Funds, the Escrow Agent shall satisfy such liability from the Escrowed Funds to the extent funds are available pursuant to the terms of this Agreement. The Grantor hereby indemnifies, defends and holds the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrowed Funds and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence, fraud or wilful misconduct of the Escrow Agent. Payment pursuant to this Section 8.3, shall be made by the Grantor within 60 days of receipt of written demand from the Escrow Agent.

8.4	The sole tax reporting obligation of the Escrow Agent hereunder shall be to file appropriate versions of Forms 1099-INT with the Internal Revenue Service with respect to interest income earned on funds held in the Escrow Account and to provide copies thereof to the Grantor.

9.	DUTIES OF THE ESCROW AGENT AND INDEMNIFICATION

9.1	The duties of the Escrow Agent are purely ministerial in nature and its sole obligation shall be to perform the duties specifically set forth in this Agreement. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Agreement. Except as provided in Section 9.9, the Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Agreement or any other agreement.

9.2	The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken in accordance with the advice of counsel retained by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Sections 9.4 and 10.1 hereof for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals.

9.3	The Escrow Agent shall not be liable or responsible for any Liabilities or inconvenience which may result from anything done or omitted to be done by it in accordance with this Agreement and shall bear no obligation or responsibility to any person in respect of the operation of the Escrow Account, unless such Liability arises as a result of the gross negligence, fraud or wilful misconduct of the Escrow Agent. The Escrow Agent is not responsible for the validity or legality of any transaction associated with any of the Escrowed Funds. Under no circumstances shall the Escrow Agent or the Grantor be liable for any consequential or special loss, or indirect, consequential, special, incidental or punitive damages, however caused or arising even if advised of the possibility of such loss or damage.

9.4	The Grantor hereby indemnifies and holds harmless the Escrow Agent for an amount equal to any and all Liabilities or obligations of any kind whatsoever that may be imposed on or incurred by the Escrow Agent in connection with any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement; provided that the Grantor shall not have any obligation to indemnify the Escrow Agent for any claims finally determined by a court of competent jurisdiction to have resulted solely from the negligence, fraud or wilful misconduct of the Escrow Agent. The Escrow Agent may select and employ separate counsel with respect to any action, claim or proceeding brought against it, and the reasonable fees of such counsel shall be paid by the Grants on a joint and several basis. The provisions of this Section 9.4 shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

9.5	The Escrow Agent shall not be liable for acts of God, acts of war, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control.

9.6	The Escrow Agent shall not be liable for acting upon, and shall be entitled to rely on and treat as a genuine document any document that it reasonably believes in good faith to be a notice, direction or other document furnished to it by any Party or any legal counsel of a Party in writing and by whatever means without further investigation and believed by the Escrow Agent in its absolute discretion to be genuine and to have been signed by the proper persons.

9.7	In the event that the Escrow Agent is of the reasonable opinion that it is unclear how it is required to act hereunder, it may, in its absolute discretion and without being liable for any Liability resulting therefrom refrain from acting pending receipt to its satisfaction of such clarification or a final and non-appealable order or judgment of a court of competent jurisdiction. Upon initiating any action of interpleader or any other action, the Escrow Agent shall be fully released and discharged from all obligations and liability imposed by the terms of this Agreement. Furthermore it shall be entitled to seek and rely upon, and shall be protected in acting in good faith upon, the advice or opinion of, or any information addressed to the Escrow Agent obtained from any lawyer and shall not be liable for any Liability occasioned by so acting (or for any delay or inaction pending the obtaining of such advice or opinion in good faith), except to the extent that such Liability is due to the Escrow Agent’s gross negligence, fraud or wilful misconduct.

9.8	The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with anyone or more of its affiliates, so long as such action is in a manner not inconsistent with the terms of this Agreement.

9.9	The Escrow Agent may execute any of its powers or responsibilities hereunder either directly or by or through its agents or attorneys. Any such acts by the Escrow Agent’s agents or attorneys will be deemed to be acts of the Escrow Agent, and shall not relieve the Escrow Agent of any of its duties, responsibilities or obligations hereunder.

10.	FEES AND EXPENSES

10.1	The Grantor shall pay to the Escrow Agent reasonable and documented out-of-pocket expenses and disbursements to the extent then invoiced (including documentation supporting such requests), including reasonable legal expenses of one legal counsel. The Escrow Agent has waived all other reasonable activity charges, including any annual fees, acceptance fees and reasonable costs and expenses, which the Escrow Agent may properly incur in relation to the negotiation, preparation and execution of this Agreement and the performance of its obligations hereunder. Any extraordinary fees properly incurred pursuant to Section 10.2 have not been waived.

10.2	If the Escrow Agent considers it expedient or necessary to undertake duties which are of an exceptional nature or otherwise outside the scope of the normal duties of the Escrow Agent under this Agreement, and the Escrow Agent undertakes such duties with the prior written consent of the Grantor, the Grantor shall pay to the Escrow Agent additional remuneration in accordance with the Escrow Agent’s then current charging procedures.

10.3	All payments by the Grantor under this Section 10 shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of any nature imposed by any government having power to tax, unless such withholding or deduction is required by law. In that event, the Grantor shall pay such additional amounts as will result in receipt by the Escrow Agent of such amounts as would have been received by it if no such withholding had been required.

10.4	Any payment under this Section 10 shall be made within 30 calendar days of the date of receipt of the relevant invoice (including documentation reasonably supporting such requests) by the Grantor. The Escrow Agent may disburse to itself from the Escrowed Funds from time to time the amount of any reimbursement expenses due and payable hereunder and not paid within the required time period and the amount due as a result of any claim for indemnification.

11.	MODIFICATION

11.1	No modification to or variation of this Agreement (or any document entered into pursuant to this Agreement) shall be valid unless it is in writing and signed by or on behalf of each Party or Parties affected.

11.2

No provisions of this Agreement (including, without limitation, those relating to the release of the Escrowed Funds under Section 7 hereof) may be modified in any manner materially adverse to the holders of the Notes without the written consent of the holders of a majority in principal amount of the Notes then outstanding voting as a single class, unless otherwise explicitly permitted by the Indenture in accordance with Article 9 thereof.

12.	TERMINATION

12.1	This Agreement shall terminate upon the distribution of all Escrowed Funds from the Escrow Account in accordance with the provisions of Section 7. At such time and upon the written instruction of the Trustee, the Escrow Agent shall reassign and redeliver to the Grantor all of the Collateral hereunder that has not been sold, disposed of, retained or applied by the Escrow Agent in accordance with the terms of this Agreement and the Indenture. Such reassignment and redelivery to the Grantor shall be without warranty by or recourse to the Escrow Agent in its capacity as such, except as to the absence of any liens on the Collateral created by or on account of actions of the Escrow Agent, and shall be at the reasonable expense of the Grantor.

12.2	Sections 9 and 10 hereof shall survive the termination of this Agreement.

13.	CHANGE IN ESCROW AGENT

13.1	Each of the Parties agrees that the Grantor may terminate the appointment of the Escrow Agent hereunder at any time by giving 10 calendar days’ advance written notice of such termination to the Escrow Agent, signed by the Grantor.

13.2	Each of the Parties agrees that the Escrow Agent shall have the right to give notice of the resignation of its appointment hereunder by giving 30 calendar days’ advance written notice to that effect to the other Parties. Such notice shall specify the date on which such resignation shall take effect (the “Effective Resignation Date”); provided, however, the assignment by the Escrow Agent pursuant to Section 14.3 hereof shall not require any such advance notice.

13.3	In the event that the Escrow Agent delivers a notice in accordance with Section 13.2 above, the Grantor shall appoint a successor escrow agent on substantially the same terms as this Agreement. Following the transfer of the Escrowed Funds to any designated successor escrow agent or other designated party, the Escrow Agent shall automatically be discharged from its obligations under this Agreement.

13.4	If, prior to the Effective Resignation Date, the other Parties have not appointed a successor escrow agent or instructed the Escrow Agent to transfer the Escrowed Funds in accordance with Section 13.3 above, the Escrow Agent may, on or after the Effective Resignation Date, appoint a nationally recognized financial institution as successor escrow agent. Any such appointment shall be binding upon all of the Parties hereto and the Escrow Agent shall be entitled to transfer the Escrowed Funds to the successor escrow agent so appointed, at which such time the Escrow Agent’s obligations hereunder shall terminate.

14.	ASSIGNMENT

14.1	Nothing in this Agreement, expressed or implied, shall give or be construed to give any person, firm or corporation, other than the Parties hereto and the holders of the Notes and their respective successors and assigns, any legal claim under any covenant, condition or provision hereof, all the covenants, conditions and provisions contained in this Agreement being for the sole benefit of the Parties hereto and the holders of the Notes and their respective successors and assigns.

14.2	No Party shall assign, transfer, or create security over, all or any of its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent may be withheld in the sole discretion of the Party whose consent is sought. Any purported assignment, transfer or security without that consent shall be null and void and of no force or effect.

14.3	If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or association without any further act pursuant to Section 14.2, so long as such corporation or banking association is a nationally recognized financial institution, shall be the successor Escrow Agent.

15.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

16.	ENTIRE AGREEMENT

This Agreement represents the whole agreement among the Parties in relation to its subject matter and supersedes all prior representations, promises, agreements and understandings. The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the continuation in force of the remainder of it.

17.	NOTICES

17.1	Any notice required to be given under this Agreement to any of the Parties shall be made in the English language, shall be delivered in person, sent by pre-paid (certified or registered) mail, by nationally recognized overnight courier, or by fax or email addressed to:

If to the Trustee or Escrow Agent:

U.S. Bank National Association

333 Commerce Street, Suite 800

Nashville, TN 37201

Attention: Global Corporate Trust Services

Tel: (615) 251-0733

Facsimile: (615) 251-0737

email: wally.jones@usbank.com

If to the Grantor:

Zebra Technologies Corporation

475 Half Day Road, Suite 500

Lincolnshire, Illinois 60069

Facsimile: (847) 955-4514

Attention: Mike Dennen, Vice President, FP&A

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention: Dennis M. Myers, P.C.

or any other address of which written notice has been given to the Parties in accordance with this Section.

17.2	Any such notice shall take effect, if delivered in person, at the time of delivery, if sent by registered or certified mail, the third following Business Day, if sent by nationally recognized overnight courier, the next Business Day, and, in the case of fax or email, 24 hours after the time of dispatch, provided that in the case of a notice given by fax transmission or email, such notice shall be confirmed by mail. The failure of the addressee to receive such confirmation shall not invalidate the relevant notice given by fax or email

17.3	All notices and certificates sent or delivered to the Escrow Agent by any Party (other than the Trustee) shall simultaneously be delivered to the Trustee.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.

18.2	Each Party hereto irrevocably (i) agrees that any legal suit, action or proceeding against such Party arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any U.S. Federal or state court in the Borough of Manhattan, The City of New York and (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding.

18.3	The Parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the Parties shall be construed and enforced accordingly.

18.4	The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

19.	WIRE TRANSFER INSTRUCTIONS

19.1	All cash deposited into the Escrow Account by any Person will be transferred by wire transfer (except for transfers to the Escrow Account by the Trustee which may be by book entry) of immediately available funds in accordance with wire instructions set forth in Schedule A.

19.2	All cash (including the cash proceeds from liquidation of any escrowed Funds) distributed from the Escrow Account pursuant to Section 7.2 hereof will be transferred by wire transfer of immediately available funds in accordance with the wire instructions set forth in the Escrow Release Officer’s Certificate.

19.3	All cash (including the cash proceeds from liquidation of any Escrowed Funds) distributed from the Escrow Account to any Person pursuant to Section 7.3 hereof will be transferred by wire transfer of immediately available funds in accordance with wire instructions set forth in Schedule A, which shall be superseded by any amendments thereto or such other schedules provided subsequent to the execution of this Agreement, prior to such distribution.

19.4	If, upon termination of this Agreement and after any required liquidation or distribution of Escrowed Funds for the benefit of any person other than the Grantor, pursuant to Section 7 hereof, any Escrowed Funds consists of assets other than cash and is to be released to the Grantor, the Escrow Agent shall liquidate such Escrowed Funds into cash and distribute it pursuant to Section 7.2 hereof unless the Grantor has provided a prior written request to the Escrow Agent not to liquidate such Escrowed Funds and to deliver such non-cash Escrowed Funds in kind to the Grantor, to the extent the Grantor is entitled to a distribution, at such account(s) or location(s) specified by the Grantor in such written request. If the Escrow Agent receives such a request, it shall deliver such non-cash Escrowed Funds to the Grantor as promptly as practicable. No request by the Parties pursuant to this paragraph shall constitute an “entitlement order” or instruction with respect to the Escrowed Funds prior to the termination of this Agreement.

20.	Customer Identification Program

The Grantor acknowledges receipt of the notice set forth as Schedule B attached hereto and that information may be requested to verify its identity.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by duly authorized representatives as of the day and year first written above.

ZEBRA TECHNOLOGIES CORPORATION, as the Grantor

by	/s/ Michael C. Smiley
Name:	Michael C. Smiley
Title:	Chief Financial Officer

Signature Page to Escrow Agreement

(Grantor)

U.S. Bank National Association, as the Trustee

by	/s/ Wally Jones
Name:	Wally Jones
Title:	Vice President

U.S. Bank National Association, as the Escrow Agent and the Securities Intermediary

by	/s/ Wally Jones
Name:	Wally Jones
Title:	Vice President

Signature Page to Escrow Agreement

(Trustee and Escrow Agent)

Exhibit A

Form of Escrow Release Officer’s Certificate

This certificate is being delivered pursuant to Section 7 of the Escrow Agreement, dated as of October 15, 2014 (the “Escrow Agreement”), between Zebra Technologies Corporation, a Delaware corporation (the “Grantor”), and U.S. Bank National Association, as Trustee under the Indenture referred to in the Escrow Agreement, as Escrow Agent and as Securities Intermediary (“Escrow Agent”). Unless otherwise indicated, capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement or the Indenture. The Grantor hereby certifies to the Escrow Agent that the following conditions have been satisfied and direct the Escrow Agent through the undersigned officer as follows:

(i) simultaneously or substantially concurrent with the release of funds from the Escrow Account to finance the Acquisition, the Acquisition shall have been consummated pursuant to the Master Acquisition Agreement, without giving effect to any modifications, consents, amendments or waivers thereto after the Issue Date that are materially adverse to the interests of the Holders of the Notes (as reasonably determined by the Grantor), it being understood (i) that no reduction of the purchase price in respect of the Acquisition will be deemed to be materially adverse to the interests of the Holders of the Notes if any such reduction is less than 10% of the purchase price determined as of the Issue Date or such reduction is applied to reduce the amount of Indebtedness to be otherwise incurred to finance the Acquisition and (ii) no purchase price or similar adjustment provisions set forth in the Master Acquisition Agreement shall constitute an increase or a decrease in the purchase price that is materially adverse to the interests of the Holders of the Notes;

(ii) simultaneously or substantially concurrent with the release of funds from the Escrow Account to finance the Acquisition, the New Senior Secured Credit Facilities shall have become effective, all conditions precedent to initial funding shall have been satisfied or waived (other than the release of the Escrowed Property) and the borrowings under the New Senior Secured Credit Facilities to be drawn in connection with the Acquisition shall be available to the Grantor;

(iii) the Acquired Companies (as defined in the Master Acquisition Agreement) and the other Specified Guarantors (as defined in the Purchase Agreement) that will guarantee the New Senior Secured Credit Facilities shall also guarantee the Notes; and

(iv) the Specified Guarantors shall execute and deliver a joinder agreement to the Registration Rights Agreement dated October 15, 2014 in the form attached to such agreement.

The Grantor hereby instructs the Escrow Agent in accordance with Section 7.2 of the Escrow Agreement to release $[            ], which represents the aggregate amount of the Escrowed Funds in the Escrow Account, to pay a portion of the amounts payable by the Grantor or its Affiliates to fund the Acquisition pursuant to the Master Acquisition Agreement, by wire transfer of immediately available funds to [            ] at:

[Bank:

ABA No.:

Account Name (Beneficiary):

Account No.:

F/F/C:

Attention:

Ref:    ]1

[Signature Page Follows]

[1]	Wire instruction for transfer at Acquisition closing as directed by funds flow.

IN WITNESS WHEREOF, the Grantor, through its undersigned officer, have signed this officer’s certificate this          day of             , 20    .

By:
Name:
Title:

Signature Page to Officers’ Certificate

(Escrow Release)

Exhibit B

Form of Escrow Termination Notice

This certificate is being delivered pursuant to Section 7 of the Escrow Agreement, dated as of October 15, 2014 (the “Escrow Agreement”), between Zebra Technologies Corporation, a Delaware corporation (the “Grantor”), and U.S. Bank National Association, as Trustee under the Indenture referred to in the Escrow Agreement, as Escrow Agent and as Securities Intermediary (“Escrow Agent”). Unless otherwise indicated, capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement or the Indenture.

Notice is hereby given by the Grantor to the Escrow Agent and the Trustee, as of the date hereof, that [the Grantor will not pursue consummation of the Acquisition] / [the Master Acquisition Agreement has been amended, modified or any consent granted, in a manner that would be materially adverse to the Holders of the Notes (as reasonably determined by the Grantor) or the Master Acquisition Agreement has otherwise been terminated]. Pursuant to Section 3.10 of the Indenture, a special mandatory redemption will be made on [            ], 20[    ] (the “Escrow Redemption Date”) in an amount equal to the Escrow Redemption Price.

Pursuant to the terms of the Escrow Agreement, the Escrow Agent is hereby instructed, promptly following receipt hereof, to release:

1. $[            ], representing the Escrow Redemption Price, to the Trustee by wire transfer of immediately available funds to the account specified in Schedule A to the Escrow Agreement; and

2. after payment of the amount set forth in (1) above to the Trustee, the remainder, if any, of all available Escrow Property to the Grantor by wire transfer of immediately available funds to the account specified in Schedule A to the Escrow Agreement.

[Remainder of Page Intentionally Blank]

Signature Page to Officers’ Certificate

(Escrow Release)

IN WITNESS WHEREOF, the Grantor, through its undersigned officer, have signed this officers’ certificate this          day of             , 20    .

By:
Name:
Title:

SCHEDULE C

AUTHORIZED REPRESENTATIVES OF GRANTOR

1.	Mike Dennen
2.	Mike Smiley
3.	Todd Naughton
4.	Todd Beck
5.	Jim Kaput